Exhibit (a)(5)(D)

Teradyne Commences Cash Tender Offer for Nextest Systems Corporation

NORTH READING, Mass. – (BUSINESS WIRE) – December 21, 2007 –NAC Equipment Corporation, a wholly-owned subsidiary of Teradyne, Inc. (NYSE: TER), commenced a tender offer today to acquire all outstanding shares of common stock of Nextest Systems Corporation (NASDAQ: NEXT) at a price of $20 per share, in cash, pursuant to a previously announced Agreement and Plan of Merger among Teradyne, Inc., NAC Equipment Corporation and Nextest Systems Corporation, dated December 11, 2007.

The completion of the tender offer is subject to customary closing conditions, including the tender of at least a majority of shares of Nextest common stock, the receipt of clearance under the Hart-Scott-Rodino Antitrust Improvements Act and the absence of a material adverse change with respect to Nextest.

The tender offer and any withdrawal rights to which Nextest’s stockholders may be entitled expire at midnight, New York City Time, on January 23, 2008, unless the offer is extended.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase, Letter of Transmittal and other related materials filed by Teradyne, Inc. with the Securities and Exchange Commission (SEC) on December 21, 2007, relating to the tender offer. Copies of the Offer to Purchase, Letter of Transmittal and other related materials are available free of charge from Georgeson, Inc., the Information Agent for the tender offer, toll-free at (800) 733-6092 (banks and brokers at (212) 440-9800), or Goldman, Sachs & Co., the Dealer Manager for the tender offer, toll-free at (800) 323-5678 or collect at (212) 902-1000. Computershare Trust Company, N.A. is acting as Depositary for the tender offer.

About Teradyne, Inc.

Teradyne (NYSE:TER) is a leading supplier of Automatic Test Equipment used to test complex electronics used in the consumer electronics, automotive, computing, telecommunications, and aerospace and defense industries. In 2006, Teradyne had sales of $1.36 billion from continuing operations, and currently employs about 3,600 people worldwide. For more information, visit www.teradyne.com. Teradyne (R) is a registered trademark of Teradyne, Inc. in the U.S. and other countries. All product names are trademarks of Teradyne, Inc. (including its subsidiaries).

Notice To Investors

This press release is for informational purposes only and is not an offer to purchase nor a solicitation of an offer to sell securities. The solicitation and the offer to purchase shares of Nextest common stock are being made only pursuant to the Offer to Purchase, Letter of Transmittal and related materials that Teradyne, Inc. and NAC Equipment Corporation have filed with the SEC on a Tender Offer Statement on Schedule TO on December 21, 2007. Nextest also has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer on December 21, 2007. Nextest stockholders and other investors should read these materials carefully because they contain important information, including the terms and conditions of the offer. Additionally, stockholders and other investors are urged to read carefully those materials prior to making any decisions with respect to the offer. Nextest stockholders and other investors may obtain copies of these materials without charge from the SEC through the SEC’s website www.sec.gov, from Georgeson, Inc., the information agent for the offer, at (800) 733-6092 (banks and brokers at (212) 440-9800), from Goldman Sachs, the Dealer Manager for the tender offer, toll-free at (800) 323-5678 or collect at (212) 902-1000, or from Teradyne, Inc., Investor Relations, 600 Riverpark Drive, North Reading, Massachusetts 01864.

Safe Harbor Statement

The forward-looking statements included in this release are made only as of the date of publication. Except as otherwise required by law, Teradyne disclaims any intention or obligation to update any forward-looking statements as a result of development occurring after the date of this press release.

This release contains forward-looking statements regarding the proposed acquisition of Nextest, the expected timetable for completing the transaction, future business prospects and market conditions and benefits and synergies of the transaction. Such statements are based on the current assumptions and expectations of Teradyne’s management and are neither promises nor guarantees. You can generally identify these forward-looking statements based on the context of the statements and by the fact that they use words such as “will,” “anticipate,” “expect,” “project,” “intend,” “plan,” “believe,” “target” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. There can be no assurance that management’s estimates of our future results will be achieved. Important factors that could cause actual results to differ materially from those presently expected include: conditions affecting the markets in which Nextest operates; the uncertainty of regulatory approvals; the parties’ ability to satisfy the tender offer and merger agreement conditions and consummate the transaction; Teradyne’s ability to successfully integrate Nextest’s operations with its existing operations; the ability to realize anticipated synergies and cost savings; and other events, factors and risks previously and from time to time disclosed in filings with the SEC, including, but not limited to, Teradyne’s annual report on Form 10-K for the fiscal year ended December 31, 2006.

Contact:

Teradyne, Inc.

Tom Newman, 978-370-2425

VP, Corporate Relations